Exhibit 10.1

December 8, 2014

Surna, Inc.

1780 55th Street

Boulder, CO 80301

Dear David:

The following is an agreement between Surna, Inc. (the “Company”) and David W. Traylor for the position with the Company of Chief Business Officer (“CBO”) reporting to the CEO (the “Agreement”). Your preliminary responsibilities and tasks may include but not be limited to what is listed in Exhibit A. If you decide to join the Company, there shall be a preliminary period of employment (“Preliminary Period”) and a post-preliminary period of employment (“Post-Preliminary Period”). Currently, the Company believes the Preliminary Period will not last longer than six (6) months.

Preliminary Period Compensation and Benefits

During the Preliminary Period, you will be paid on a semi-monthly basis at an annual base rate of one hundred ten thousand four hundred ($110,400). You will be paid in accordance with the Company’s current standard payroll practices.

In addition, as part of the Preliminary Period compensation you will receive a one-time sign-on bonus of twelve thousand five hundred dollars ($12,500) to be paid upon execution of this Agreement.

During the Preliminary Period, you will not receive typical company-provided benefits, including healthcare and D&O insurance.

Post-Preliminary Period Compensation and Benefits

During the Post-Preliminary Period, your initial salary level shall be defined as an annual base that is increased from the Preliminary Period and increased in a similar fashion to other senior level managers of the Company that were employed on the effective date of this Agreement. You will be paid in accordance with the Company’s standard payroll practices for the Post-Preliminary Period.

During the Post-Preliminary Period, you will also be eligible to participate in the Company’s standard employee benefit programs. You should note that the Company may modify job titles, salaries, and benefits from time to time as it deems necessary. The expenses eligible for reimbursement under this Agreement in any year shall not affect any expenses eligible for reimbursement or in-kind benefits in any other year. Your rights under this Agreement concerning reimbursements are not subject to liquidation or exchange for any other benefit.

Vacation

CBO shall be entitled to three (3) weeks of paid vacation upon entrance into the Post-Preliminary Period accept that, Company agrees to provide reasonable accommodation to immediately allow for vacation benefits.

Hire Option Grant

Subject to approval by the Company after the effective date of this Agreement, which will not be unreasonably withheld, the Company will grant you a hire option grant (“Hire Option Grant”) to purchase one million one hundred forty-six thousand (1,146,000) shares of the Company’s common stock. The per share exercise price of each Hire Option Grant shall be thirty five cents ($0.35) per share. Twenty-five percent (25%) of the shares subject to the Hire Option Grant shall vest twelve (12) months after the effective date of this Agreement, subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next thirty-six (36) months, in equal monthly amounts, subject to your continuing employment with the Company.

Milestone Option Grant

Additionally, one (1) year after the effective date of this Agreement, the Company will grant you a milestone option grant to purchase one hundred fourteen thousand six hundred (114,600) shares of the Company’s common stock (the “Milestone Option Grant”) subject to vesting upon attainment of the following milestone as described in this paragraph. The Milestone Option Grant will be met upon the achievement of six million dollars ($6,000,000) in revenue for the fiscal year of 2015 and the appreciation of the market capitalization of the Company to eighty million dollars ($80,000,000) in 2015. The per share exercise price of the Milestone Option Grant shall be the quoted stock price of the Company at the close of trading on the one (1) year anniversary of the effective date of this Agreement.

Annual Option Grants

You will also be eligible for annual grants of options (“Annual Option Grants”), said Annual Option Grants to be made in the sole discretion of the Company. Each of the Annual Option Grants shall be granted under, and shall be subject to the terms and conditions of, the Company’s stock plan.

Options and Change in Control

All options granted to you by the Company will become vested and exercisable in full if you are still employed by the Company at the time of a “change of control” (as defined below) and within twelve (12) months following such “change of control”.

A “Change of Control” shall mean, for purposes of the foregoing paragraph, (i) a merger or consolidation in which (A) the Company is a constituent party, or (B) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except in the case of either clause (A) or (B) any such merger or consolidation involving the Company or a subsidiary of the Company in which the beneficial owners of the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue beneficially to own, immediately following such merger or consolidation, at least a majority by voting power of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or a Company subsidiary of all or substantially all the assets of the Company and the Company subsidiaries taken as a whole (except in connection with a merger or consolidation not constituting a Change of Control under clause (i) or where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Company subsidiary); or (iii) the sale or transfer, in a single transaction or series of related transactions, by the stockholders of the Company of more than fifty (50%) by voting power of the then-outstanding capital stock of the Company to any person or entity or group of affiliated persons or entities.

Severance

In the event that your employment were to be terminated by you for “Good Reason” or, after nine (9) months of your employment, by the Company without “Cause” (each, as defined below), you will receive severance of six (6) months of salary then in effect, together with reimbursement for the cost of up to six (6) months of COBRA premiums for continued health benefit coverage (for so long as you are eligible for such coverage through COBRA). Your severance payment will be made in the form of salary continuation in accordance with the following paragraph.

Any obligation of the Company to provide you severance payments or other benefits following termination is conditioned on your signing an effective release of claims in the form provided by the Company (the “Employee Release”) following the termination of your employment, which release shall not apply to (i) claims for indemnification in your capacity as an officer or director of the Company under the Company’s Certificate of Incorporation, By-laws or written agreement, if any, providing for director or officer indemnification, (ii) rights to receive insurance payments under any policy maintained by the Company and (iii) rights to receive retirement benefits that are accrued and fully vested at the time of your termination.

Any severance payments to be made in the form of salary continuation pursuant to the terms of this Agreement shall be payable in accordance with the normal payroll practices of the Company, and will begin at the Company’s next regular payroll period following the effective date of the Employee Release, but shall be retroactive to the date of termination. You agree to provide the Company prompt notice of your eligibility to participate in the health plan and, if applicable, dental plan of any employer.

It is intended that this Agreement shall conform with all applicable Section 409A requirements to the extent Section 409A applies to any provisions of this Agreement, and that payments be interpreted as exempt from Section 409A where possible. Accordingly, in interpreting, construing or applying any provisions of this Agreement, the same shall be construed in such manner as shall meet and comply with Section 409A, and in the event of any inconsistency with Section 409A, the same shall be reformed so as to meet the requirements of Section 409A.

Cause Definition

As used in this Agreement, “Cause” shall mean: (a) commission of, or indictment or conviction of, any felony or any other crime involving dishonesty; (b) participation in any fraud, deliberate and substantial misconduct, breach of duty of loyalty or breach of fiduciary duty against the Company; (c) intentional and substantial damage to any property of the Company; (d) serious misconduct by you which reflects adversely upon the company; (e) unsatisfactory performance of your material duties; or (f) your breach of any material provision of this Agreement. Provided, however, that neither section (e) nor (f) shall constitute “Cause” unless within thirty (30) days of the occurrence of the event the Company claims so qualifies, the Company shall have provided you with written notice specifying in detail the basis for such claim, and a reasonable opportunity to cure the claimed unsatisfactory performance or breach, and you fail to cure such unsatisfactory performance or breach within thirty (30) days of your receipt of the Company’s notice.

Good Reason Definition

As used in this Agreement, “Good Reason” shall mean: (1) a material and adverse diminution of your duties with the Company, (2) a material breach by the Company of this Agreement; provided, none of the foregoing shall qualify as Good Reason unless, within thirty (30) days of the occurrence of the event you claim so qualifies, you shall have provided the Company with written notice specifying in detail the basis for such claim, and a reasonable opportunity to cure the claimed Good Reason, and the Company fails to cure such Good Reason within thirty (30) days of its receipt of your notice; provided further, no termination for Good Reason shall so qualify unless you shall terminate your employment at the Company no more than thirty (30) days following the expiration of the Company’s cure period.

At-Will Employment

The Company is excited about you joining their ranks and looks forward to a mutually beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

Background Contingency

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Confidentiality

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your full-time employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

Requirements

As a condition of your employment, you are also required to sign and comply with a Confidential Information and Non-Competition Agreement which requires, among other provisions, non-disclosure of Company proprietary information and an agreement not to engage in competitive activities with the Company through the six (6) month period following the termination of your employment.

Database Reimbursement

The Company will reimburse you fifty percent (50%) of the subscription cost of one thousand five hundred seventy-five dollars ($1,575) of the Thomson Reuters Recap database.

General

To accept the Company’s offer, please sign and date this Agreement in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be on December 8, 2014. Your compensation for December 2014 shall be prorated accordingly.

The Company will also clarify and assign the number of shares (7,029) granted to you under the engagement agreement and amendment previously executed between you and the Company.

This Agreement, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This Agreement, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you.

We look forward to your favorable reply and to working with you at Surna, Inc.

Sincerely,

/s/ Tom Bollich
Tom Bollich
CEO

Agreed to and accepted:

Signature:	/s/ David Traylor

Printed Name:	David Traylor

Date:	December 8, 2014

Exhibit A

Strategic/Corporate Development

●	Competitive intelligence. Responsible for monitoring market trends and the competitive landscape in order to provide continuous business improvement recommendations and to suggest new business venues and both traditional and nontraditional revenue opportunities.

●	Strategy development. Creates appropriate strategies and solutions to ensure a market advantage and competitive edge including market research at the industry, market, and economic levels, and the development of customer based research and analysis.

●	Linking tactics and strategy. Work in collaboration with the CEO and other senior executives to execute the organizational strategic plan, setting outcome based metrics for each program, leading his/her team in creating and establishing systems to drive the company vision and to track progress towards those goals, and coaching the team in achieving those goals.

●	Potential collaborations. Help identify potential collaborators/targets for corporate development initiatives.

●	Due diligence. Lead the due diligence process for companies that are perceived to be potential partners/targets for corporate development initiatives.

●	Negotiation assistance. Assist or when needed drive negotiation of collaborative, JV or M&A agreements.

●	General. Serve as a thought partner to the CEO on issues relating to business development, including the best avenues for growth, market opportunities, and forecasting data to drive strategy and decisions towards business development. Perform other duties, as assigned, by the CEO.

Operations/Ops Integration

●	Execution. Holds ownership for the operational execution and delivery of results including the development of plans, the reporting of progress against strategic goals.

●	Upfront ERP. Assist with evaluation of potential ERP systems.

●	Process definition. Assist with defining the manufacturing/assembly process for ERP implementation.

●	ERP implementation. Help drive and manage ERP implementation.

●	General. Interacts with other senior management to provide consultative support to planning initiatives through financial and management information analyses, reports and recommendations.

IR Function

●	Press releases. Manage IR process for press releases

●	Internal IR. Work with Katie to manage the internal tasks of IR

●	External IR. Work with consultants to manage the external tasks of IR

●	Presentation development. Assist Tom in developing materials for conferences and other presentations

●	Material development. Work to standardize all external materials

●	Messaging. In partnership with the CEO and CFO will lead the development and presentation of the Company’s value propositions and business partnership opportunities to high profile and valued corporate customers and investors

Human Resources

●	HR foundation. Help Tae where needed to build up a human resources foundation

●	BOD. Help identify potential BOD members

●	HR consultant. Assist with hiring a human resource consultant

●	Smart growth. Help company grow effectively and smartly

Accounting/Financing Function

●	Budgets. Assist with budgeting process

●	Proformas. Assist with proforma financials creation

●	Revenue modeling. Assist with defining effective revenue models

●	SEC documents. Assist where needed on SEC documentation submission

Financing Strategy

●	Data generation. Provide data and analysis on financing options

●	Potential investors. Identify and connect with reputable institutional investors

●	Bank selection. Help identify and select appropriate financial entities/investment banks

Technology/IP Development Strategy

●	Tech evaluation. Assist in developing and managing technology evaluation

●	Tech strategy. Assist in developing and managing technology strategy

●	IP strategy. Assist in the development and execution of the Company’s IP strategy